Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 9, 2021, with respect to the consolidated financial statements of Software Luxembourg Holding S.A. (the Successor) and Pointwell Limited (the Predecessor) included in the Amendment No. 1 to the Registration Statement (Form S-1 No. 333-257718) and related Prospectus of Skillsoft Corp. for the registration of 70,250,000 shares of its Class A common stock, 33,966,667 Warrants to purchase shares of its Class A common stock, and 56,966,667 shares of its Class A common stock underlying Warrants.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 28, 2021